                                                                      EXHIBIT 12


             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                 Year Ended December 31,
                                     Nine Months Ended    ---------------------------------------------------------------------
                                    September 30, 2000       1999          1998           1997           1996            1995
                                    -------------------   ---------------------------------------------------------------------
                                                                                (in thousands)

Earnings:
    Income (loss) before income
       taxes and cumulative effect of
       change in accounting principle    $(152,000)       $(367,472)    $(190,826)     $ (28,005)     $  (3,146)      $   6,763

    Add:
       Interest expense - net              148,205           97,212         7,468            933         17,367          13,999
       Rental expense representative
           of interest factor              118,363           96,786        44,590         28,120         18,786           1,784
       Minority interest income (loss)
           of consolidated subsidiaries    (34,979)         (31,503)      (15,645)        13,506             --              --
       Equity losses                         9,748           36,440         7,908          2,383          1,601              93
                                         ---------        ---------     ---------      ---------      ---------       ---------

Total earnings (loss) as adjusted plus
    fixed charges                        $  89,337        $(168,537)    $(146,505)     $  16,937      $  34,608       $  22,639
                                         =========        =========     =========      =========      =========       =========

Fixed charges:
    Interest expense - net               $ 148,205        $  97,212     $   7,468      $     933      $  17,367       $  13,999
    Capitalized interest                   116,172           39,518        11,182          7,781             --              --
    Rental expense representative of
       interest factor                     118,363           96,786        44,590         28,120         18,786           1,784
                                         ---------        ---------     ---------      ---------      ---------       ---------

       Total fixed charges                 382,740          233,516        63,240         36,834         36,153          15,783

    Preferred stock dividends and
       amortization of preferred
       stock issuance costs                    540               --            --             --             --              --
                                         ---------        ---------     ---------      ---------      ---------       ---------

    Combined fixed charges and preferred
       stock dividend requirements       $ 383,280        $ 233,516     $  63,240      $  36,834      $  36,153       $  15,783
                                         =========        =========     =========      =========      =========       =========

Ratio of earnings to fixed charges              (a)              (a)           (a)            (a)            (a)           1.43

 Ratio of earnings to combined
    fixed charges and preferred
    stock dividend requirements                 (b)              (b)           (b)            (b)            (b)           1.43
                                         =========        =========     =========      =========      =========       =========

----------

(a) Earnings were inadequate to cover fixed charges by $293,403,000, $402,053,000, $209,745,000, $19,897,000, and $1,545,000 for the nine months ended September 30, 2000 (unaudited), and the years ended December 31, 1999, 1998, 1997, and 1996, respectively.


(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $293,943,000, $402,053,000, $209,745,000, $19,897,000, and $1,545,000 for the nine months ended
         September 30, 2000 (unaudited), and the years ended December 31, 1999, 1998, 1997, and 1996, respectively.